Exhibit 4.46
THIS DEED OF AMENDMENT is entered into by way of deed poll on ___ 2010
BY:
INFOCOMM ASIA HOLDINGS PTE. LTD., a private limited liability company incorporated under the laws of Singapore (registered number 200414722H), whose registered office is at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120 (the “Company”);
MANAGEMENT CAPITAL INTERNATIONAL LTD, a limited liability company incorporated under the laws of the British Virgin Islands (registered number UF39947Z), whose registered office is at Portcullis Trustnet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“MCIL”);
CHINA INTERACTIVE LIMITED, a limited liability company incorporated under the laws of the Marshall Islands (registered number UF36488Z), whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“CIL”); and
MR. ONG TOON WAH, a citizen and resident of Singapore with identity card number S1713456F (the “Founder”).
WHEREAS
(A)
By an instrument made by way of deed poll (as amended and/or supplemented from time to time, the “Instrument”) dated 30 April 2010 constituting warrants to subscribe for shares in the Company, the Company issued Warrants conferring upon the Warrant Holders, amongst other things, the right to subscribe for Warrant Shares in accordance with the terms of the Instrument.

(B)
This Deed is supplemental to the Instrument and is entered into by each of the Company and the Controlling Shareholders in order to confirm certain amendments to the Instrument (including to the definition of Change of Control) required by, amongst other matters, the proposed increase of Gigamedia’s shareholding in the Company to 80% of the issued share capital of the Company (by the acquisition of all of the class A Shares held by CIL and IIPL (upon which all such class A Shares shall be converted to Ordinary Shares), the acquisition of all of the class B Shares held by Bodhi China and India Investments LLC, and the subscription for 500,000 class B Shares). After conversion of the class A Shares to Ordinary Shares, Gigamedia shall transfer 1,777 of such Ordinary Shares to the Founder.

NOW THIS DEED WITNESSES as follows:
1.
Terms defined in the Instrument shall have the same meaning in this Deed. The provisions of clauses 1.2 to 1.7 of the Instrument shall apply to this Deed mutatis mutandis as if any reference therein to the Instrument were a reference to this Deed.

2.	Each of the Company and the Controlling Shareholders hereby irrevocably agrees that:
(a)	the definitions of “Raffles” and “Raffles Deed of Undertaking” and all references to Raffles in the Instrument shall be deleted.
(b)	the definition of Change of Control shall be deleted and replaced with the following:

““Change of Control” means the event or circumstance (including a transaction or series of transactions) where: (i) the Controlling Shareholders do not, or cease to, collectively legally and beneficially own (directly or indirectly) at least eleven per cent (11%) of the Fully Diluted Share Capital free from Encumbrance; (ii) the Founder does not, or ceases to, beneficially own (directly or indirectly) at least six point five per cent (6.5%) of the Fully Diluted Share Capital free from Encumbrance; (iii) any person or persons (other than the Controlling Shareholders or Gigamedia), individually or collectively with their Affiliates or other persons acting in concert with them, legally or beneficially, and directly or indirectly, own fifty per cent (50%) or more of the Fully Diluted Share Capital; (iv) any person or persons (other than the Controlling Shareholders), individually or collectively with their Affiliates or other persons acting in concert with them, legally or beneficially, and directly or indirectly, Control a majority of the Board; or (v) Gigamedia, individually or collectively with its Affiliates or other persons acting in concert with it, legally or beneficially, and directly or indirectly, owns more than eighty per cent (80%) of the Fully Diluted Share Capital. For the purposes of this definition only, the term “Fully Diluted Share Capital” shall be construed (x) as if the language contained in the parenthetical set out in part (a) of the definition of “Fully Diluted Share Capital” were deleted from such definition and (y) in the case of section (v) of this definition, excluding all Shares which would be issued if all the outstanding Warrants for the time being had been exercised to their maximum extent;”.

(c)	the definition of Fully Diluted Share Capital shall be deleted and replaced with the following:
““Fully Diluted Share Capital” means, as at the relevant time, the aggregate of:
(a)
all Shares in issue, and with respect to Preference Shares, the number of such Shares in issue shall be calculated on an as Converted Basis, (but excluding all Shares which would be issued (i) to the public in the Listing or (ii) pursuant to a Change of Control to persons other than Blizzard or the Controlling Shareholders or Gigamedia);

(b)	all Shares which would be issued if all the outstanding Warrants for the time being had been exercised to their maximum extent; and
(c)	all Shares which would be issued if all the Outstanding Options exercisable at the relevant time had been exercised in full;”.

(d)	Clause 6.2 of the Instrument shall be deleted and replaced with the following:
“6.2
In the case of a Change of Control or an Asset Sale, if a Warrant Holder does not exercise its rights under clauses 4.2, 4.3 or 4.5, appropriate adjustment acceptable to the Warrant Holders represented by a Written Consent shall be made with respect to any unexercised Subscription Rights so that, after such adjustment, the total number of Warrant Shares in respect of which the Subscription Rights will then be, or be capable of being, exercised will carry:

(a)	as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable on a poll in respect of all the Shares) of the votes;
(b)	the same entitlement to participate (expressed as a percentage of the total entitlement conferred by all the Shares) in the profits and assets of the Company; and
(c)	the same entitlement to receive value (expressed as a percentage of the total entitlement conferred by all the Shares) on the occurrence of an Exit Event,

as the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the Warrants then outstanding would have had, had the Asset Sale or Change of Control not occurred (and the Warrant Holders shall be entitled, upon request, to obtain an opinion at the Company’s expense from the Approved Audit Firm confirming the terms of such adjustment), and the other rights of such Warrant Holders under this Instrument shall be adjusted and construed accordingly (in accordance with the terms of such Written Consent). For the avoidance of doubt, in the case of any merger of the Company with another entity which results in a Change of Control, any adjustment to the Subscription Rights of any Warrant Holder pursuant to this clause 6.2 shall be based on the Fully Diluted Share Capital of the Company excluding all Shares issued pursuant to such merger to persons other than Blizzard or the Controlling Shareholders or Gigamedia.”.

(e)	Clause 10.1 of the Instrument shall be deleted and replaced with the following:

“All or any of the rights for the time being attached to the Warrants (including the Subscription Rights) may from time to time (whether or not the Company is being wound up) be altered or abrogated with the sanction of the Warrant Holders (by Written Consent) and shall be effected by an instrument by way of deed poll executed by the Company and the Controlling Shareholders and expressed to be supplemental to this Instrument.”.

(f)	Clause 13.7 of the Instrument shall be deleted and replaced with the following:
“During the License Term and notwithstanding a Listing, the Founder shall:
13.7.1	not cease to beneficially own (directly or indirectly) at least six point five per cent (6.5%) of the Fully Diluted Share Capital free from Encumbrance;
13.7.2
procure that no person or persons (other than the Controlling Shareholders or Gigamedia) will, individually or collectively with their Affiliates or other persons acting in concert, legally or beneficially, and directly or indirectly own fifty per cent (50%) or more of the Fully Diluted Share Capital;

13.7.3
procure that no person or persons (other than the Controlling Shareholders) shall individually or collectively with their Affiliates or other persons acting in concert, legally or beneficially, and directly or indirectly, Control a majority of the Board; and

13.7.4
procure that Gigamedia, individually or collectively with its Affiliates or other persons acting in concert, shall not legally or beneficially, and directly or indirectly, own more than eighty per cent (80%) of the Fully Diluted Share Capital.

For the purposes of this clause only, the term “Fully Diluted Share Capital” shall be construed (x) as if the language contained in the parenthetical set out in part (a) of the definition of “Fully Diluted Share Capital” were deleted from such definition and (y) in the case of clause 13.7.4 only, excluding all Shares which would be issued if all the outstanding Warrants for the time being had been exercised to their maximum extent.”.

(g)	Clause 13.8 of the Instrument shall be deleted and replaced with the following:
“During the License Term and notwithstanding a Listing, each of the Controlling Shareholders shall procure that:
13.8.1	the Controlling Shareholders shall not cease to beneficially own (directly or indirectly) at least eleven per cent (11%) of the Fully Diluted Share Capital free from Encumbrance;
13.8.2
no person or persons (other than the Controlling Shareholders or Gigamedia) will, individually or collectively with their Affiliates or other persons acting in concert, legally or beneficially, and directly or indirectly, own fifty per cent (50%) or more of the Fully Diluted Share Capital;

13.8.3
no person or persons (other than the Controlling Shareholders) will, individually or collectively with their Affiliates or other persons acting in concert, legally or beneficially, and directly or indirectly, Control a majority of the Board; and

13.8.4
Gigamedia, individually or collectively with its Affiliates or other persons acting in concert, shall not legally or beneficially, and directly or indirectly, own more than eighty per cent (80%) of the Fully Diluted Share Capital.

For the purposes of this clause only, the term “Fully Diluted Share Capital” shall be construed (x) as if the language contained in the parenthetical set out in part (a) of the definition of “Fully Diluted Share Capital” were deleted from such definition and (y) in the case of clause 13.8.4 only, excluding all Shares which would be issued if all the outstanding Warrants for the time being had been exercised to their maximum extent.”

3.
Each of the Controlling Shareholders hereby makes the representations and warranties set out in clause 13.1 of the Instrument to the Warrant Holder (as if any reference therein to the Instrument included a reference to this Deed) and each of the Company and the Controlling Shareholders hereby makes the representations and warranties set out in clause 13.2 of the Instrument to the Warrant Holder (as if any reference therein to the Instrument included a reference to this Deed).

4.
Each of the Company and the Controlling Shareholders hereby represents and warrants that immediately after the increase of Gigamedia’s shareholding in the Company to 80% of the issued share capital of the Company, the following Shares in the Company will represent the total of: (i) the entire issued share capital of the Company; and (ii) all of those Shares in the capital of the Company (excluding the Warrant Shares) which the Company is obliged to issue upon the exercise in full of all Outstanding Options in existence at the date of this Deed:

Ordinary Shares	1,050,000 (of which 450,000 shall be owned by MCIL, 1,777 shall be owned by the Founder and 598,223 shall be owned by Gigamedia)
5.	Class B Shares (on a Converted Basis) 1,208,881 (all of which shall be owned by Gigamedia)The Instrument, as amended and supplemented by this Deed, shall continue in full force and effect.
6.	This Deed may be executed in any number of counterparts, which shall together constitute the same instrument.
7.
This Deed is governed by, and shall be construed in accordance with, the laws of Singapore. Clauses 21.2 through 21.4 (inclusive) of the Instrument shall apply to this Deed mutatis mutandis as if any reference therein to the Instrument were a reference to this Deed.

[Signature page follows]

IN WITNESS WHEREOF this Deed has been executed by the Company and the Controlling Shareholders as a deed poll and is intended to be and is hereby delivered on the date first above written.
Executed as a deed
The Common Seal of
INFOCOMM ASIA HOLDINGS PTE. LTD.
Was affixed in the presence of

__________________ Signature of Director

__________________ Name of Director

__________________ Signature of Director/Secretary

__________________ Name of Director/ Secretary
[SIGNATURE PAGE TO THE DEED OF AMENDMENT]

Executed as a deed
The Common Seal of
MANAGEMENT CAPITAL INTERNATIONAL LTD
Was affixed in the presence of

__________________ Signature of Director

__________________ Name of Director

__________________ Signature of Director/ Secretary

__________________ Name of Director/ Secretary
[SIGNATURE PAGE TO THE DEED OF AMENDMENT]

Executed as a deed
The Common Seal of
CHINA INTERACTIVE LIMITED
Was affixed in the presence of

__________________ Signature of Director

__________________ Name of Director

__________________ Signature of Director/ Secretary

__________________ Name of Director/ Secretary
[SIGNATURE PAGE TO THE DEED OF AMENDMENT]

EXECUTED AS A DEED BY	)

MR. ONG TOON WAH	)
L.S.
in the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness

[SIGNATURE PAGE TO THE DEED OF AMENDMENT]